Exhibit 10.A.36
			AIRPLANE USE AGREEMENT
			    # C98-96-00012

This Airplane Use Agreement ("Agreement") is entered into as of the 27th day of June, 1996, by and between Apple Computer, Inc., a California corporation, having its principal place of business at 1 Infinite Loop, Cupertino, CA 95014 ("Apple"), Gilbert F. Amelio, 13416 Middle Fork Lane, Los Altos Hills, CA
94022 ("Amelio"), and Aero Ventures, 13416 Middle Fork Lane, Los Altos Hills, CA 94022 ("Aero Ventures").

			     INTRODUCTION

Amelio owns and Aero Ventures manages an airplane (N55OAV) which will be used for Apple business-related travel.

			       AGREEMENT
1.	Ownership

Amelio represents and warrants that he is the sole owner of the aircraft described in Exhibit A ("the Airplane"). Amelio must inform Apple immediately upon any change in his ownership status of the Airplane.

2.	Apple's Rights and Responsibilities

2.1	Authorized Business Use.  Apple shall use the Airplane for travel on
Apple business when such use is appropriate and is specified on a Travel Authorization Form approved prior to the commencement of travel in accordance with Apple's applicable Corporate and Finance policies ("Authorized Business Use").

2.2	Apple's Lease of the Airplane.  Apple shall lease the Airplane from
Amelio for Authorized Business Use at the Apple Lease Rate, as described below. Such leased use shall include travel for Authorized Business Uses. Apple will pay the pilot and/or co-pilot directly for piloting fees.

2.3	Costs Paid By Apple.  In addition to the payments described in Section
2.2 above, Apple will reimburse Amelio for (1) costs actually incurred by Amelio to maintain currency and proficiency as a pilot, such as flight medical expenses and simulator training; and (2) the costs of food, beverages, other personal items, parking fees, landing fees, and fuel incurred during Authorized Business Use by Apple.
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2.4	Apple Lease Rate.  Apple will pay to Amelio an hourly rate for lease of the Airplane based on actual flying time as recorded on the Airplane's log book. This Apple Lease Rate is determined to be the fair market value of such leased use, and as such will be subject to annual review and if necessary, adjustment. The initial Apple Lease Rate shall be $700.00 per hour for all usage. If Amelio upgrades to a more capable airplane, there will be no adjustment without prior Apple approval.

2.5	Apple Advance.  Apple will pay to Amelio a non-refundable, monthly advance on lease payments in the amount of $6,000. This monthly advance amount shall be applied against lease payments payable by Apple to Amelio for Authorized Business Use of the Airplane. Apple may carry forward any unused monthly advance payments as credits toward lease payments due in subsequent months. However, such carried-forward monthly advance payments shall not affect Apple's obligation to pay the full, monthly advance on lease payments.

2.6	Apple's Insurance.  Amelio will maintain $20 million of liability insurance. Apple shall be responsible for any liability insurance coverage in excess of $20 million.

2.7	No Other Obligations.  The payments and reimbursements specified in this section shall constitute the extent of Apple's obligation to pay Amelio for the costs of maintenance, depreciation, insurance, and any and all other expenses related to maintaining the Airplane in flightworthy condition.

3.	Amelio's Responsibilities

3.1	Amelio's Use Of The Airplane.  Amelio's use of the Airplane in
connection with his performance of services for Apple shall be limited to Authorized Business Use.

3.2	Amelio's Costs.  Amelio shall be responsible for payment of all costs not specifically charged to Apple in this Agreement.

3.3	Amelio's Pilot Training And License.  Amelio is responsible for arranging for and undertaking instruction and flying time to maintain currency and proficiency as a pilot of the Airplane. Amelio must notify Apple of any change or lapse in his pilot license status.

3.4	Amelio's Operation Of The Airplane.  When operating the Airplane on
Apple Business Use, Amelio will maintain and operate the Airplane at all times in compliance with all Federal, state or local laws and regulations applicable to the operation of the Airplane or private aircraft in general. In addition, Amelio agrees to comply with any and all restrictions and limitations imposed by Apple's insurance policies related to Amelio's use of the Airplane.

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3.5	Passengers.  Amelio understands and agrees that as a general policy, he will not carry as passengers on Authorized Business Use any persons who are not Apple employees, officers or directors. To the extent there are legitimate business purposes for exceptions, Amelio will carry such non-Apple passengers only if they have each executed and filed with Apple a release, in form and substance approved in writing by Apple, releasing Apple from any and all liability arising out of such passenger accompanying Amelio on the Airplane in connection with an Authorized Business Use.

3.6	Indemnity And Insurance.

	(a) Indemnity. Amelio hereby agrees to indemnify and hold harmless Apple, its directors, officers, employees and other agents (collectively, "the Indemnitees") against and from any and all liabilities, claims, demands, losses, costs and expenses of any kind or nature whatsoever which may be asserted against or suffered or incurred by the Indemnitees or any of them arising out of or in connection with Amelio's ownership, operation or use of the Airplane whether for Authorized Business Use or any other purpose and whether in accordance with or in breach of this Agreement. The foregoing indemnity is specifically intended to apply whether or not any such liability, claim, demand, loss, cost or expense may to any extent have arisen out of or been based upon the negligence or claimed negligence of Amelio or any of the Indemnitees.

	(b) Insurance. Amelio will carry Comprehensive General Liability insurance from USAIG, AAU, CIGNA or another insurer suitable to Apple with limits not less than $20,000,000 combined single limit per occurrence and with a worldwide coverage territory. Before operating the Airplane on any Authorized Business Use, Amelio will deliver to Apple a Certificate of Insurance which shows the coverage specified above, which names Apple as an additional insured, and which provides a 30-day notice period for cancellation or reduction in coverage or limits.

4.	Term and Termination

4.1	Term.  This Agreement will become effective upon execution by Apple, and after approval by the Board of Directors of Apple. The Agreement is retroactive in its effect to the beginning of Amelio's employment by Apple, and will continue in effect until terminated as provided below.

4.2	Termination.

(a)	This Agreement may be canceled by Apple or Amelio upon thirty days written notice to the other party.

(b)	This Agreement will terminate upon the termination of Amelio's employment with Apple.

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4.3	Effect Of Termination.  Upon any termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the provisions of Sections 3.6(a), 4.3 and 6, and any liability arising from breach of this Agreement will survive termination of this Agreement. Neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms, except as specifically provided above. Termination of this Agreement will be without prejudice to any other right or remedy of either party.

5.	Upgrade

	It is Amelio's intention to upgrade the Airplane to a more capable airplane within the next 12 months. Upon such upgrade, the lease rate will not be adjusted to reflect the fair market value for the new aircraft without prior Apple approval.

6.	General

6.1	Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

6.2	Jurisdiction and Venue.  The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, the Superior Court of the State of California for the County of Santa Clara, the Santa Clara Municipal Court, and any mutually agreed to alternative dispute resolution proceeding taking place in Santa Clara County, California, in any litigation arising out of the Agreement.

6.3	Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

6.4	No Waiver.  Failure by either party to enforce any provision of this
Agreement will not be deemed a waiver of future enforcement of that or any other provision.

6.5	No Rights in Third Parties.  This Agreement is made for the benefit of Amelio and Apple and their respective subsidiaries and affiliates, if any, and not for the benefit of any third parties.

6.6	Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

6.7	Headings and References.  The headings and captions used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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6.8	Construction.  This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

6.9	Complete Agreement.  This Agreement, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

6.10	Consent Of Spouse.  Charlene Amelio, wife of Gilbert F. Amelio, consents and agrees to the terms and conditions contained herein.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Apple:					Amelio:
APPLE COMPUTER, INC.			GILBERT F. AMELIO
BY:  /s/ George M. Scalise		BY: /s/ Gilbert F. Amelio
NAME:  George M. Scalise		NAME:  Gilbert F. Amelio
TITLE:  Executive Vice President and
	Chief Administrative Officer	DATE:
DATE:
					BY: Charlene Amelio
					NAME:  /s/ Charlene Amelio
					DATE:

Aero Ventures:
AERO VENTURES
BY:  /s/ Gilbert F. Amelio
NAME:  Gilbert F. Amelio
TITLE:  owner
DATE:

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